UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 3, 2010

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ADAMIS PHARMACEUTICALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2658 Del Mar Heights Rd., #555 Del Mar, CA	92014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 401-3984

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On March 3, 2010, Adamis Pharmaceuticals Corporation ("Adamis") and La Jolla Pharmaceutical Company (“La Jolla”) agreed to terminate the Agreement and Plan of Reorganization (the “Merger Agreement”) entered into on December 4, 2009 providing for the acquisition of La Jolla by Adamis.  A description of the terms of the Merger Agreement was previously described in the Form 8-K filed by Adamis on December 7, 2009 and is incorporated herein by reference.

The termination follows the announcement by La Jolla on March 3, 2010, that its common stock would be suspended and delisted from the NASDAQ stock market effective at the open of business on Thursday, March 4, 2010, that holders of only 13% of La Jolla’s outstanding common stock returned their proxy cards or otherwise indicated their votes with respect to proposals related to the proposed merger transaction and that as a result the La Jolla stockholder meeting and the solicitation of further votes had been cancelled due to the delisting from NASDAQ.  La Jolla had previously announced that if its common stock was delisted from NASDAQ, it would need additional regulatory approvals to continue soliciting proxies, resulting in significant additional costs and time delays, and that such approvals would be difficult to obtain and may not be obtained at all.

A press release relating to the termination described above is filed as an exhibit to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Letter of Termination of Merger Agreement dated March 3, 2010.

99.1	Press Release dated March 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADAMIS PHARMACEUTICALS CORPORATION

Dated:	March 4, 2010	By:	/s/ Robert O. Hopkins
		Name:	Robert O. Hopkins
		Title:	Chief Financial Officer